Exhibit 10.1

Option Agreement

This Option Agreement (the "Agreement"), effective as of November 4, 2015 (the "Effective Date"), is by and between Infinity Capital West, LLC, a Colorado limited liability corporation, (“Infinity”), GC Finance Arizona LLC, Infinity’s wholly-owned subsidiary (“GC”), and General Cannabis Corp., a Colorado corporation (the "Optionee").

WHEREAS, Michael Feinsod (“Feinsod”) gave the Optionee notice of a potential opportunity to make an investment of approximately $600,000 in a joint venture with Dixie Brands, Inc. (“Dixie”) and Bloom Master Fund I, LLC to produce market and distribute Dixie elixirs in the state of Arizona through an LLC being titled “DB Products Arizona, LLC (“DB”) (the “Opportunity”) and Optionee advised Feinsod that it did not have the financial resources to pursue the Opportunity;

WHEREAS, Feinsod decided to pursue the Opportunity individually through his entity Infinity Capital West, LLC and its wholly owned subsidiary GC and accordingly agreed to make a loan(s) to DB aggregating $600,000;

WHEREAS, GC agreed to lend Dixie $600,000 for which GC will receive a 14.0% secured promissory note (the “Note”) in the amount actually loaned and a 50% ownership interest in DB (the “Equity Interest”);

WHEREAS, GC is granting Dixie an option (the “Dixie Option”) to purchase a portion of the Equity Interest in DB.

WHEREAS, GC is offering the Optionee the right to purchase the Note and the Equity Interest, subject to the Dixie Option, pursuant to this Option Agreement on the same terms as paid by GC, plus the sum of $1.00;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Option.  GC hereby gives the Optionee the right to purchase the Note and the Equity Interest from it in consideration for the Optionee’s repayment of all amounts paid or incurred by GC in connection with the Joint Venture plus $1.00 (the “Option Consideration”).  The Option shall have a term of six (6) months from the date hereof but shall terminate earlier if Michael Feinsod is no longer the Optionee’s Chairman of the Board.  For purposes of this Agreement, “Costs” shall mean all expenses incurred by Infinity in connection with the Joint Venture, including legal fees actually paid, corporate filing fees actually paid and travel expenses incurred by Infinity’s representatives in connection with travel to and from DB’s facilities.  With respect to the Note, the Optionee will pay to Infinity the amount of principal and accrued and unpaid interest outstanding on the Note on the date of Optionee’s exercise of the Option and Infinity shall assign the Equity Interest and the Note to the Optionee.

2.

Representations and Warranties.  Each of the parties to this agreement represents and warrants that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c) it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) it is in compliance with all applicable laws  relating to this Agreement, and the operation of its business;

(e) it has obtained all licenses, authorizations, approvals, consents or permits required by applicable laws, including the rules and  regulations of all authorities having jurisdiction over the conduct of its business generally and to perform its obligations under this Agreement;

(f) this Agreement and performance hereunder does not violate any laws or agreements entered into by the parties hereto; and

(g) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of the parties hereto, enforceable in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.

3.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rules (whether of the State of New York or any other jurisdiction).

4.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.

Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

INFINITY CAPITAL WEST, LLC

By:	/s/ Michael Feinsod
Name:	Michael Feinsod
Title:	Managing Member

GC FINANCE ARIZONA LLC

By:	/s/ Michael Feinsod
Name:	Michael Feinsod
Title:	Managing Member

GENERAL CANNABIS CORP.

By:	/s/ Robert Frichtel
Name:	Robert Frichtel
Title:	President and Chief Executive Officer

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